Reorganization and Asset Acquisition  Agreement

dated as of

July 19, 2013

and entered into

by and among

Green 4 Media, Inc.,

a Nevada corporation

FHV Acquisition Corp.,

a California Corporation,

and

FHV Holdings Corp., a California corporation,

REORGANIZATION AND ASSET ACQUISITION AGREEMENT

This Reorganization and Asset Acquisition Agreement (this “Agreement”), dated as of July __, 2013, is entered into by and among Green 4 Media, Inc., a Nevada corporation (“Parent” or “GEEM”), FHV Acquisition Corp., a California corporation wholly owned by Parent (“Sub”), and FHV Holdings Corp., a California corporation (“Target” or “FHVHC”), with respect to the following matters:

RECITALS

A.

This Agreement contemplates a transaction whereby Sub will acquire substantially all of the assets of Target solely in return for voting Common Stock of Parent (the “Acquired Assets”).

B.

FHVHC’s principal asset consists of Fresh Healthy Vending LLC, a California limited liability company (“LLC”) together with its operations, assets including brands and goodwill.

C.

LLC is principally engaged in offering and selling franchises for the right and obligation to purchase, operate, service, maintain, repair, clean, restock and use vending machines which dispense a variety of healthy, natural and organic snack food and beverage products for locations such as business offices, hotels, hospitals, schools, colleges and universities, and office and in-plant food service facilities.

D.

The parties intend this Agreement to be consistent with a reorganization as defined in Section 368(a)(1)(C) of the Internal Revenue Code of 1986 and Target has advised Parent that Target intends thereafter to liquidate and distribute shares of Parent Common Stock received from Sum pursuant to this Agreement to the shareholders of FHVHC.

E.

Parent is engaged in operating an Eco Marketing and Advertising service offering solutions to clients wishing to show they care about the environment with the use of natural and sustainable materials in their advertising (collectively the "GEEM Business Operations").

F.

The Boards of Directors of Parent, Sub and have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein.

G.

Parent, Sub, and FHVHC desire to make certain representations, warranties and agreements in connection with the Reorganization and also to prescribe various conditions to completing the acquisition of the Acquired Assets (“Closing”).

AGREEMENT

Now therefore, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1.  The Closing.

1.1

Closing.  The Closing will take place at the offices of special counsel to FHVHC, 1100 Glendon Avenue, Suite 850, Los Angeles, California 90024, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the first business day following satisfaction of the conditions set forth in Sections 6.2 and 7.2, provided that the other closing conditions set forth in Sections 6 and 7 have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the “Closing Date”).  At the Closing there shall be delivered to Parent, Sub and Target the certificates and other documents and instruments required to be delivered hereunder, including without limitation, under Sections 7 and 8 for purposes of transferring and assigning the Acquired Assets to Parent. The Acquired Assets are further described on Schedule 1.1 hereto.

1.2

Directors and Officers of Sub and of Parent.  The directors of Target and the officers of Target immediately prior to the Effective Time shall, from and after the Closing Date, be the directors and officers, respectively, of each of the Sub and the Parent until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of Parent or Sub, as the case may be.

1.3

Further Assurances.  Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Closing, to vest Sub with full title to all assets, properties, rights, approvals, immunities and franchises of LLC or to effect the other purposes of this Agreement.

Section 2.

Parent Shares Exchanged For Acquired Assets.

2.1

Parent and Sub shall deliver to Target at the Closing 1,340,708 shares of Parent Common Stock (the “Parent Shares”)which, after giving effect to a 11.6716522 to 1 share split being implemented by Parent shall amount to and equal 15,648,278 shares of Common Stock of GEEM.

2.2

Parent Shares Are Restricted Securities. Target (i) understands that the Parent Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and delivered in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Parent Shares solely for its own account for investment purposes, and not with a view to the distribution thereof (except to Target Stockholders), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Parent Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Parent Shares.

Section 3.

Representations, Warranties and Covenants of Target.  Target represents and warrants to, and covenants with, Parent and Sub as follows:

3.1

Organization of Target. Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

3.2

Authorization of Transaction. Target has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Target and Target Stockholders have duly authorized the execution, delivery, and performance of this Agreement by Target.  This Agreement constitutes the valid and legally binding obligation of Target, enforceable in accordance with its terms and conditions.

3.3

Non-contravention. To Target’s knowledge neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target or any of its subsidiaries is subject or any provision of the charter or bylaws of Target or any of its subsidiaries.

3.4

Brokers’ Fees. Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. None of the subsidiaries of Target has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.5

Title to Tangible Assets. Target and its subsidiaries have good title to, or a valid leasehold interest in, the material tangible assets they use regularly in the conduct of their business.

3.6

Financial Statements.

The audited financial statements of LLC as of and for the years ended December 31, 2011 and December 31, 2012, along with unaudited financial information for the three months ended March 31, 2013 (hereinafter referred to as the “Financial Statements”), will be delivered to Parent not later than three business days prior to Closing and will fairly present the financial condition of FHVHC as of the dates thereof and the results of its operations for the periods covered thereby. Other than as set forth in any schedule or exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the FHVHCFinancial Statements or in any exhibit or notes thereto other than contracts or obligations occurring in the ordinary course of business since March 31, 2013; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of FHVHCthe Acquired Assets or operations as reflected in the FHVHCFinancial Statements.  Target has assets, properties or contracts shown on the FHVHCFinancial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth herein and therein and liens and encumbrances of record disclosed therein.

3.7

Conflict with Other Instruments.  Neither the execution and delivery of this Agreement by FHVHCFHVHC nor the consummation by Target of the transactions herein described to which it is a party will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of Target or (B) any material indenture, mortgage, lease, agreement or other instrument to which Target or LLC is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which Target or or any of the Acquired Assets is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of the Business.

3.8

No Adverse Change.  Except as may be set forth on Schedule 3.8, since March 31, 2013, there has been no material adverse change in the condition, financial or otherwise, of the Business or assets or properties, or in the prospects thereof or therefor.  Since March 31, 2013, none of its assets or properties or the Business has been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  Except as previously disclosed to Parent in writing pursuant to this Agreement and since March 31, 2013, Target and the Acquired Assets (i) have not become subjected to any unresolved labor trouble or dispute which materially and adversely affects the Business, (ii) have not become a party to any collective bargaining agreement, and (iii) have not suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall be materially adverse to the Business or its assets or properties.

3.9

Assets; Title to Assets.  The assets or properties of Target consist principally of LLC together with its operations, assets including brands and goodwill, including know how and other intellectual property (the “Intellectual Property”), all as further described on Schedule 3.9.

3.10

Material Contracts.  Target  has furnished or made available to Parent accurate and complete copies or detailed descriptions of Material Contracts (as defined below) applicable to Target or the Acquired Assets including the Intellectual Property.  With respect to any Material Contract, Target is not aware of any existing breach, default or event of default by

Target, or event that with notice or lapse of time or both would constitute a breach, default or event of default by FHVHCFHVHC, other than breaches, defaults or events of default that would not have a material adverse effect on the business, assets or prospects of FHVHC (a “FHVHCMaterial Adverse Effect”), nor does Target know of, and Target has not received notice of, or made a claim with respect to, any breach or default by any other party thereto that would, severally or in the aggregate, have a Material Adverse Effect, other than as disclosed to Parent .  As used herein, the term “Material Contracts” shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by Target in excess of $50,000 or which have a remaining term in excess of two years, (iii) insurance policies, and (iv) all contracts that would, if terminated, have a Material Adverse Effect.

3.11

Litigation, Etc.  Other than as set forth or described within Schedule 3.11 there  are no actions, suits, claims investigations or proceedings pending in any court or by or before any governmental agency to which Target is a party or otherwise affecting the Principal Assets or the Business as now or heretofore conducted by Target, and, to Target’s knowledge, after due inquiry, there is no action, suit, claim, investigation, proceeding, grievance or controversy threatened against Target with regard to or affecting the Principal Assets or the Business as now or heretofore conducted by it.  There is no action, suit, claim, investigation or proceeding known to LLC, after due inquiry, which is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by FHVHC in connection with this Agreement.  LLC is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it as a result of its ownership of the Principal Assets or its conduct of the Business as now or heretofore conducted by it and no governmental agency has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of LLC to conduct the Business or any part thereof as now or heretofore conducted by it, so as to materially and adversely affect the ownership and use of the Principal Assets.

3.12

Compliance with Laws, Etc.  Except to extent otherwise disclosed to Parent, LLC has complied with all laws and regulations of any applicable jurisdiction with which it is or was required to comply in connection with its ownership of the Acquired Assets and its conduct of the Business, the enforcement of which would have a material and adverse effect on the ownership of the Acquired Assets or the conduct of the Business.  LLC has all permits and permissions of governments, governmental authorities and quasi-governmental authorities necessary to own the LLC Assets and to conduct the Business as now conducted and Target has all authority necessary to transfer the Acquired Assets, except where failure to have such permits and permissions would have no material and adverse effect on the ownership of the Principal Assets or the conduct of the Business.

3.13

Governmental Approvals.  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by Target of this Agreement or Target’s consummation of the transactions relating to the Acquired Assets to which it is a party.

3.14

ERISA.  Except as and to the extent as may be set forth in Schedule 3.14 annexed hereto, (i) neither Target nor LLC has never sponsored, maintained or contributed to any employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) is not required to contribute to, nor has ever been required to contribute to, any multi-employer plan within the meaning of Section 3(37)(A) of ERISA; (iii) does not sponsor or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, nor has it entered into any pay arrangements, plans or programs that are ERISA Plans; or (iv) have an ERISA or non-ERISA Plan that provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service other than coverage mandated by applicable law, deferred compensation benefits accrued as liabilities on financial statements, or benefits, the full cost of which are borne by the current or former employee or his beneficiary. The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or officer of Target or LLC to severance pay, unemployment compensation or any other payment, accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer.

3.15

Employee Plans.  Except as otherwise disclosed herein or in Schedule 3.15 annexed hereto, neither FHVHC nor any predecessor or subsidiary thereof has or maintains any employee benefit, bonus, incentive compensation, profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, pension, retirement, supplemental retirement, employment related change-in-control, severance, salary continuation, layoff, welfare (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, whether qualified or nonqualified and any trust, escrow, or other agreement related thereto, covering any present or former employees, directors, or their respective dependents.

3.16

Certain Payments.

Except as otherwise disclosed herein or in Schedule 3.16 annexed hereto, to Target’s knowledge, neither Target nor LLC nor any of its officers, employees or agents, nor any other person acting on behalf of FHVHC, has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any person who is, or may be in a position to help or hinder Target’s business, or assist it in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a Material Adverse Effect on Target or its business, assets, properties, financial condition or results of operations (a “Material Adverse Effect”), (ii) if not given in the past, might have reasonably been expected to have had a Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a Material Adverse Effect or to subject Target or LLC to material suit or penalty in any action.

3.17

Hazardous Waste.  To Target’s knowledge, none of the Acquired Assets nor any previous owner, tenant, occupant or user of any real property now or previously owned or occupied by Target (“Real Property”) used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials (as defined below) on, under, in or about the Real Property, or transported any Hazardous Materials to or from the Real Property.  “Hazardous Materials,” as used herein, refers to any flammable materials, explosives, radioactive materials, asbestos, organic compounds known as polychlorinated biphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substance defined as or included in the definition of “hazardous substances” under the Hazardous Materials Law (as defined herein).  No underground tanks or underground deposits of Hazardous Materials exist on, under, in or about the Real Property.

3.18

Applicable Laws. To Target’s knowledge, FHVHC has conducted the Business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about the Real Property including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 8601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar State or local laws and ordinances and the regulations now or previously adopted, published and/or promulgated pursuant thereto (collectively, the “Hazardous Materials Laws”).

3.19

Patents, Licenses and Permits.  The Principal Assets constitute all patents, licenses, permits, consents, approvals or authorizations of governments, governmental authorities or quasi-governmental authorities (both United States and foreign) currently owned or held by Target in connection with the Business (the “Patents, Licenses and Permits”), and, except as may be noted on Schedule 3.19, FHVHC is the owner or exclusive licensee of each such Patent, License and Permit.  No claims made by third parties with respect to any of the Patents, Licenses and Permits are pending.  There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Patents, Licenses and Permits and there has been no notice to FHVHC that any Patent, License or Permit infringes the rights of any third party or is being infringed by any third party.

3.20

Trademarks, Tradenames, etc.  Target does not own or use any registered or unregistered copyrights, trademarks, tradenames, service marks, service names, slogans or assumed names (nor are any of the same used or held for use) in connection with the conduct of the Business other than those listed in Schedule 3.20 hereto (the “Trademarks”), all of which are owned by Target or LLC.  No claims made by third parties with respect to any of the Trademarks are pending.  There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Trademarks and there has been no notice to Target that any Trademark infringes the rights of any third party or is being infringed by any third party.

3.21

Books and Records, etc.  Prior to the Closing Date, Target will make available to Parent copies of all books and records in Target’s possession relating to the Business and the Principal Assets, and on the Closing Date Target will deliver to Parent all such books and records in Target’s possession.

3.22

No Material Undisclosed Liabilities.  Except as provided in the Financial Statements or in Schedule 3.22, there are no known liabilities or obligations of being assumed by Parent, whether absolute, accrued, contingent, or otherwise, other than (a) obligations under the Patents, Licenses and Permits and (b) liabilities and obligations that are in the aggregate less than $250,000 and (c) except those incurred in the ordinary course of business since the date of the Financial Statements.

3.23

Absence of Certain Events. To Target’s knowledge, and except as may be otherwise disclosed on Schedule 3.23 or by another written attachment hereto, no executive officer or director of FHVHC has been within the past five (5) years, (i) a party to any bankruptcy petition against such person or against any business of which such person was affiliated; (ii) convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; (iii) subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or (iv) found by a court of competent jurisdiction in a civil action by the Securities and Exchange Commission or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law and which judgment has not been reversed, suspended or vacated.

3.24

Tax Returns and Tax Liabilities.  Except as set forth in Schedule 3.24, FHVHC and LLC have (i) filed all tax returns required to be filed in any jurisdiction to which it is subject (timely filed extensions therefor), (ii) collected and timely paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by Target from other persons, such as sales taxes, payroll taxes, etc., (iii) either timely paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by Target with respect to all periods up to and including the date hereof. Any tax liabilities of Target that are not identified by Target and are not explicitly assumed by Parent in connection with the Acquired Assets are being retained by Target and shall not be deemed transferred to Sub or Parent.

3.25

Officers and Employees.  Schedule 3.25 hereto contains a list of the name of each officer and each full-time employee of Target and LLC employed in the Business at the date hereof and such person’s position.  Since December 31, 2012, except as set forth on Schedule 3.25 or otherwise identified to Parent, there has been no change of, or agreement to change, any terms of employment, including without limitation, salary, wage rates or other compensation, of any officer or employee of Target employed in the Business.  Target will use its commercially reasonable best efforts to induce all employees of Target employed in the Business to continue their respective employment following the Closing Date.  For each employee hired by Target after January 1, 2013, FHVHC has verified appropriate documents and has a verified and signed INS Form I-9 for each such employee, if required.  All such forms are in Target’s possession and shall be turned over to Parent for each employee accepting employment with Parent as of the Closing.  Target has not received any information that would lead it to believe that a material number of the employees of Target employed in the Business will or may cease to be employees of Target, or will refuse offers of employment from Parent, because of the consummation of the Transactions to which it is a party.

3.26

Acquired Assets Constitute the Business, etc.  The Acquired Assets comprise all of the assets, property, rights and business owned by and employed by Target and LLC in connection with the Business and will enable Parent, Sub and LLC to operate the Business in substantially the same manner after the Closing as it is being conducted immediately before the Closing.  All of the physical assets are serviceable for the purposes for which they are being used on the date hereof.

3.27

Material Information.  To the knowledge of Target, neither the Schedules hereto nor any other written material provided by FHVHC to Parent or its accountants, consultants, counsel or other advisers in connection with the negotiation of this Agreement to which it is a party, as of their respective dates contained, nor does this Agreement contain, any untrue statement of a material fact or omit to state a material fact necessary to make information contained therein or herein not misleading.  To the knowledge of Target, there is no fact or condition which Target has not disclosed to Parent in writing which materially adversely affects the condition, financial or otherwise, of the Principal Assets or the Business or the prospects thereof or therefor, or the ability of Target to perform any of its obligations under this Agreement.

3.28

No Other Agreements to Sell Assets or Equity Interests.  Other than pursuant to or contemplated by this Agreement, FHVHC has no legal obligation, absolute or contingent, to any person or firm to sell the Business or any the Acquired Assets relating to the Business (other than sales in the ordinary course of FHVHC’s business) or any equity interest therein, or to effect any merger, consolidation or other reorganization of FHVHC or to enter into any agreement with respect thereto.

3.29

Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3, Target makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section3, Buyer is purchasing the Acquired Assets on an ‘‘as-is, where-is’’ basis. Without limiting the generality of the foregoing, Target makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

Section 4.  Representations and Warranties of Parent and Sub.  Parent and Sub hereby jointly and severally represent and warrant to FHVHC as follows:

4.1

Corporate Existence, Power and Authority.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the Transactions to which it is a party.

4.2

Corporate Action.  The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been authorized by all requisite corporate action on the part of Parent and Sub.

4.3

Validity.  This Agreement constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

4.4

Qualification as a Foreign Corporation.  Each of Parent and Sub is duly qualified and in good standing as a foreign corporation and licensed to conduct its business as now being conducted in each jurisdiction in which Parent or Sub is required to be qualified to conduct its business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of Parent’s or Sub’s business as now conducted.

4.5

Conflict with Other Instruments.  Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the Transactions to which it is a party will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of Parent or Sub or (B) any material indenture, mortgage, lease, agreement or other instrument to which Parent or Sub is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which Parent or Sub is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of Parent’s or Sub’s business as now conducted.

4.6

Capitalization.

(a)  The authorized capital stock of Parent consists of 25,000,000 shares of preferred stock, $0.001 par value and 100,000,000 shares of common stock, $0.001 par value.  As of as of the date of this Agreement and as of Closing, no shares of preferred stock and 1,575,000 shares of Common Stock, respectively were issued and outstanding.  Except as set forth on Schedule 4.6, there has been no change in the number of issued and outstanding shares of Parent Common Stock or preferred stock since such date.  All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  Except as set forth on Schedule 4.6, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Parent to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Parent.  After giving effect to the transaction described in paragraph 4.7 below and to a 11.671652 to one forward stock split in the form of a stock dividend that has been approved by the board of directors of the Parent prior to Closing (the “Stock Split”),  and implemented after closing of the Transactions, Parent shall have no more than 25,382,611 shares of common stock issued and outstanding (the "Reorganization Total") after giving effect to the Minimum Placement or greater and the Business Transfer Agreement in Section 4.7 below. Of the Reorganization Total not less than 18,671,411 shares of common stock, shall be held at Closing by Target equity or other investors.

(b)

To Parent’s knowledge, there are no voting trusts, stockholder agreements or other voting arrangements that have been entered into among the stockholders of Parent.

(c)

The Parent Common Stock, upon issuance in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(d)

There are no outstanding contractual obligations of Parent or any subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or any capital stock of any subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of Parent or any other person.

4.7

Parent Business Operations.  At or in connection with the Closing, Parent will enter into a separate agreement (“Business Transfer Agreement”) with Daniel Duval, Parent’s principal shareholder and officer ("Duval") whereby  (i) Parent will convey to Duval all of the GEEM Business Operations , (ii) Duval will return or cause the return of one million shares of common stock (before giving effect to the Stock Split) to Parent for cancellation, (iii) Duval will indemnify and  hold Parent, Target and Target’s equity holders harmless against any payables, debts or other obligations of, or proceedings or claims of any kind arising from or in connection with the GEEM Business Operations from the beginning of time through the Closing and (iv) Parent will deliver $191,000 to Duval.

4.8

Governmental Approvals.  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by Parent or Sub of this Agreement or Parent’s or Sub’s consummation of the Acquisition of the Acquired Assets to which it is a party.

4.9

Litigation.  Except as disclosed in the Parent SEC Reports (as defined in Section 4.11), (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Parent and its subsidiaries taken as a whole or on the ability of Parent or Sub to consummate the Transactions to which it is a party, and there are no facts or circumstances known to Parent that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither Parent nor any of its subsidiaries is subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Parent and its subsidiaries taken as a whole or on the ability of Parent or Sub to consummate the Transactions to which it is a party.

4.10

Compliance with Laws, etc.  Each of Parent and Sub has complied with all laws and regulations of any applicable jurisdiction with which it is required to comply, the enforcement of which could materially impair the ability of Parent or Sub to perform its obligations under this Agreement.

4.11

SEC Reports and Financial Statements.  Parent delivered to Target prior to the execution of this Agreement by direction to the SEC’s EDGAR website a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed or to be filed by Parent or any of its subsidiaries with the SEC since May 31, 2013 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”), which are all the documents (other than preliminary material) that Parent and its subsidiaries were required to file with the SEC since that date.  As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited financial statements, including notes thereto, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Parent and its subsidiaries taken as a whole) the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.  Each subsidiary of Parent is treated as a consolidated subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

4.12

Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Reports, (a) since March 31, 2013, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Parent and its subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which Parent and its subsidiaries participate or are engaged and (b) between such date and the date hereof Parent and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice or as contemplated in connection with this Agreement.

4.13

Absence of Undisclosed Liabilities.  Except for matters reflected or reserved against in the balance sheet for the period ended March 31, 2013, or as disclosed in Schedule 4.13,  neither Parent nor any of its subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a balance sheet of Parent (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or in connection with the Transactions to which it is a party and (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Parent taken as a whole.

4.14

Tax Returns and Tax Liabilities.  Except as set forth in Schedule 4.14, each of Parent and Sub has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by Parent from other persons, such as sales taxes, payroll taxes, etc., (iii) either paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by Parent or Sub with respect to all periods up to and including the date hereof.

4.15

Hazardous Waste.  To the best of Parent’s knowledge, neither Parent or Sub nor any previous owner, tenant, occupant or user of any real property owned, leased or occupied by Parent or Sub used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about such real property, or transported any Hazardous Materials to or from such real property.  No underground tanks or underground deposits of Hazardous Materials exist on, under, in or about such real property.

To the best of Parent’s knowledge, each of Parent and Sub has kept and maintained any real property owned, leased or occupied by Parent or Sub, including the groundwater on or under such real property, and conducted its business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such real property including, without limitation, the Hazardous Materials Laws.

As of the date hereof, there are no Hazardous Materials Claims nor has there been any occurrence or condition on any real property owned, leased or occupied by Parent or Sub or adjoining or in the vicinity of such real property which could subject FHVHC, Parent or Sub or such real property to any restrictions on ownership, occupancy, transferability or use of the Real Property under any Hazardous Material Laws.

Section 5.

Conditions Precedent to Obligations of Parent and Sub.  All obligations of Parent and Sub under this Agreement to be performed on and after the Closing Date are, at the option of Parent, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

5.1

Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to Parent and to counsel for Parent.  Target shall have delivered to Parent on the Closing Date such documents and other evidence as Parent may reasonably request in order to establish the consummation of the Transactions to which it is a party, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 5, in form and substance reasonably satisfactory to Parent.

5.2

Shareholder Approval.  This Agreement shall have been adopted by the requisite vote of the shareholders of Target under the California Code and Target’s Articles of Incorporation, if required under the California Code.

5.3

Representations and Warranties of Target Correct.  The representations and warranties made by Target in Section 3 shall be (and tender by Target of any documents required to be delivered at the Closing by it shall constitute a representation by Target as at the Closing that, except as otherwise specifically approved in writing by Parent, such representations and warranties of Target are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

5.4

Compliance with Terms and Conditions.  All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Target on or before the Closing Date shall have been (and tender by Target of any documents required to be delivered at the Closing shall constitute a representation by Target as at the Closing that, except as otherwise specifically approved in writing by Parent, they have been) complied with and performed in all material respects.

5.5

No Proceedings Pending.  No action, suit, claim, investigation or proceeding by or before any court, administrative agency or other governmental or regulatory body or authority shall have been instituted or threatened which may restrain, prohibit or invalidate any of the transaction relating to the Acquired Assets to which it is a party or which may affect the right of Target to operate or control after the Closing Date the Principal Assets or the Business, or any part thereof.

5.6

No Material Change.  There shall have been no material adverse change in the condition, financial or otherwise, of Target or the Acquired Assets, or in the prospects thereof or therefor, and none of Target or the Acquired Assets shall have been, in the judgment of Parent, adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of, any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  Target shall not (i) be involved in any unresolved labor trouble or dispute which materially and adversely affects the business or prospects of Target; (ii) have become a party to any collective bargaining agreement; or (iii) have suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall, in the judgment of Parent, be materially adverse to Target, the Principal Assets of the prospects of either.

5.7

Certificates.  Target shall have delivered to Parent (i) a copy of the limited liability company charter documents and operating agreement(s), as amended, of Target, certified as of a recent date by the Secretary of Target, and a long-form certificate as to the good standing of Target from such official, in each case dated as of a recent date; (ii) a certificate of the Secretary of Target dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of Target as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of FHVHC described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of Target authorizing the execution, delivery and performance of this Agreement and all other documents delivered by Target in connection herewith and the consummation by Target of the Acquired Assets transactions to which it is a party and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of Target has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above, and (D) as to the incumbency and specimen signature of each officer of Target executing this Agreement or any other document delivered in connection herewith; (iv) a certificate of another officer of Target dated the Closing Date as to the incumbency and signature of the Secretary of Target; (v) a certificate of the Chairman of the Board of Directors, President or a Vice President of Target and its chief financial officer or chief accounting officer stating that the representations and warranties of Target in Section 3 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and Target has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (vi) such other documents as Parent may reasonably request.

5.8

Arrangements as to Employees.  Target shall have paid or properly accrued for all amounts of salary, wages and vacation pay due to all employees of FHVHC through the close of business on the Closing Date and shall have remitted or set aside for remittance to the appropriate authority all withholding, social security and other employer and employee taxes due or to become due in respect of the operation of Target’s business through such date.

5.9

[Cash or Cash Equivalents.  Parent shall have not less than $1,000,000 of cash or cash equivalents in its accounts on closing of Acquired Assets].

5.10

[Intentionally Left Blank]

5.11

Lock-up Agreement by Target. Target shall have delivered at Closing a signed agreement with Parent whereby Target agrees to lock up its shares of common stock delivered on or as of Closing of Acquired Assets, a total of 15,648,267 shares (“Target Shares”)  for not less than 12 months commencing from the date of Closing. Upon the distribution of the Target Shares to Target’s shareholders, each such shareholder shall reaffirm this lock-up as a condition precedent to transfer.

Section 6.

Conditions Precedent to Obligations of Target.  All obligations of Target hereunder to be performed on or after the Closing Date are, at the option of Target, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

6.1

Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto and all other related legal matters (including the assumption of Parent’s liabilities) shall be reasonably satisfactory to FHVHC and to counsel for Target.  Parent shall have delivered to Target on the Closing Date such documents and other evidence as Target may reasonably request in order to establish the consummation of the Acquired Assets Transactions to which it is a party, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 6, in form and substance reasonably satisfactory to Target.

6.2

Shareholder Approval.  This Agreement shall have been adopted by the requisite vote of the shareholders of each of Parent and Sub as may be required under applicable law.

6.3

Representations and Warranties of Parent and Sub Correct.  The representations and warranties made by Parent and Sub in Section 4 of this Agreement shall be (and tender by Parent or Sub of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Sub at the Closing that, except as otherwise specifically approved in writing by FHVHC, such representations and warranties of Parent and Sub are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

6.4

Compliance with Terms and Conditions.  All the terms, covenants and conditions of this Agreement to be complied with and performed by Parent or Sub on or before the Closing Date shall have been (and tender by Parent or Sub of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Sub as at the Closing that, except as otherwise specifically approved in writing by FHVHC, they have been) complied with and performed in all material respects.

6.5

Legal Opinion of Parent’s Counsel.  Parent shall have delivered to FHVHC an opinion of Parsons/Burnett/Bjordahl/Hume, LLP, Bellevue, Washington counsel for Parent, dated the Closing Date and addressed to Target and its shareholders, in form and substance satisfactory to FHVHC and its counsel.

6.6

[Intentionally Left Blank]

6.7

Certificates.  Parent shall have delivered to Target (i) a copy of the articles of incorporation, as amended, of each of Parent and Sub, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation; (ii) a certificate of the Secretary of Parent dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of each of Parent and Sub as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of Parent and Sub described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of each of Parent and Sub authorizing the execution, delivery and performance of this Agreement and all other documents delivered by Parent and Sub in connection herewith and the consummation by Parent and Sub of the Transactions to which it is a party and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles of incorporation of Parent and Sub have not been amended since the date of the last amendment thereto furnished pursuant to (i) above and no action has been taken by Parent or Sub or its respective shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of Parent or Sub, and (D) as to the incumbency and specimen signature of each officer of Parent and Sub executing this Agreement or any other document delivered in connection herewith; (iii) a certificate of another officer of Parent dated the Closing Date as to the incumbency and signature of the Secretary of Parent and Sub; (iv) a certificate of the Chairman of the Board of Directors, President or a Vice President of Parent stating that the representations and warranties of Parent and Sub in Section 4 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of  the Closing Date and each of Parent and Sub has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (v) such other documents as FHVHC may reasonably request.

6.8

Capitalization Assumptions.  As set forth and based on the assumptions set forth in Schedule 6.8, including (i) any other adjustments contemplated in this Agreement and (ii) completion of the Closing, Target shall own beneficially not less than the percentage of the Parent’s issued and outstanding shares of common stock as set forth in Schedule 6.8.

6.9

Elimination of Liabilities.  Parent shall have fully and indefeasibly eliminated and discharged all obligations and liabilities of Parent and Sub to the satisfaction of FHVHC and its counsel as required under Section 8.6, including, without limitation, all obligations and liabilities recited within that certain Business Transfer Agreement referenced in Section 4.7 above.

6.10

Parent Director Resignations. Each of the Parent Directors designated by FHVHC, other than Daniel Duval, shall have (i) resigned as an officer of Parent and (ii) tendered his or her resignation as a director of Parent and the replacement Parent Directors designated by the FHVHC shall have been appointed .

6.11

Lock-up Agreement by FHVHC's Principal Shareholder. Target shall have delivered at Closing a signed agreement with Parent whereby Target agrees to lock up the Target Shares for not less than 12 months commencing from the date of Closing.

 Section 7.

Additional Covenants of  Target.

7.1

Consents.  Target covenants to Parent and Sub that it will use its commercially reasonable efforts to obtain or cause to be obtained from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Acquired Assets and this Agreement.

7.2

Cooperation.  Target covenants to Parent and Sub that, from the date hereof to and including the Closing Date, it will:

(a)

Access to Information.  Cooperate and cause others under the control of Target to cooperate to the end of providing Parent and its counsel, accountants and other designated representatives full access during normal business hours to the properties, books, contracts, commitments and other records (including computer files, retrieval programs and related documentation) of Target relating to the Acquired Assets or the Business, and Target will furnish or cause to be furnished to Parent and such representatives during such period all such information and data concerning the same as Parent or such representatives reasonably may request.  Parent may, from the date hereof to the Closing Date, contact vendors, customers and manufacturers and others with whom Target does business in connection with the Business and generally in connection with the Acquired Assets; and

    (b)

Keep Parent Informed.  Promptly notify Parent of any material matter or thing occurring which adversely affects the condition, financial or otherwise, of the Principal Assets or the Business, or the prospects thereof or therefor.

7.3

Preserve the Business.  Target covenants to Parent and Sub that, from the date hereof to and including the Closing Date:

(a)

Target will do or cause to be done all things necessary and appropriate with regard to the Acquired Assets to (A) continue operation of the business of LLC in the ordinary course in the same manner in which it has heretofore been conducted; (B) preserve intact the business organization and reputation relating to the Acquired Assets; (C) continue and maintain in force any insurance; (D) except as otherwise contemplated herein, use its best efforts to keep available the services of the management and employees of Target; and (E) preserve the goodwill of suppliers, customers and others having business relations with Target and LLC; and

(b)

Target will not, without the prior consent of Parent, (A) sell (except in the ordinary course of the conduct of the Business), pledge, assign, lease, give a security interest in or otherwise encumber any of the Acquired Assets; (B) enter into any commitment with respect to the operation of the Business, except in the ordinary course of the conduct of the Business; (C) voluntarily incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent) in connection with the Acquired Assets, except current liabilities incurred and obligations under contracts entered into in the ordinary course of the conduct of the Business; (D) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) in connection with the Business, except current liabilities incurred in the ordinary course of the conduct of the Business; (E) declare or make, or enter into any agreement to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders of Target, or purchase or redeem, or agree to purchase or redeem, any of its stock or other securities; (F) mortgage, pledge, or suffer any lien, charge or any other encumbrance, or enter into any agreement to do so, in respect to any of the Acquired Assets; (G) sell or transfer, or enter into any agreement to sell or transfer, any of the Acquired Assets or cancel or enter into any agreement to cancel any debts or claims, except in each case in the ordinary course of the conduct of the Business; (H) bring about or cause to occur any extraordinary losses or waive any rights of substantial value; (I) enter into any transactions other than in the ordinary course of the conduct of the Business; (J) terminate any material contract, agreement, license or other instrument to which it is a party, except agreements which are by their terms terminable in the ordinary course of the conduct of the Business; (K) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization; (L) make, or agree to make, any accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee or agent (except as permitted or required by this Agreement); (M) increase the rate of compensation payable or to become payable by Target to any of its officers, employees or agents over the rate being paid to them at the date of this Agreement; (N) directly or indirectly, pay or make a commitment to pay any severance or termination pay to any officer, employee or agent; (O) introduce any new method of accounting in respect of the Acquired Assets, Business, or rights applicable thereto; (P) make any capital expenditures or enter into commitments for capital expenditures exceeding in the aggregate $10,000; or (Q) enter into any transactions other than in the ordinary course of the conduct of the Business.

7.4

Ordinary Course.  FHVHC covenants to Parent and Sub that, notwithstanding Section 7.3, at all times from and after the date hereof until the Closing Date, it covenants and agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing) Target and each of its subsidiaries shall conduct its businesses only in, and none of Target and such subsidiaries shall take any action except in, the ordinary course consistent with past practice.

7.5

Application of Proceeds. Following Closing Parent shall utilize at least $700,000 of proceeds received from the Minimum Placement for developing, supporting and operating a division that will be established for owning, operating and expanding Parent owned routes and vending machines.

Section 8.

Additional Covenants by Parent and Sub.

8.1

Consents and Waivers.  Each of Parent and Sub will use commercially reasonable efforts to assist Target in obtaining from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Reorganization.

8.2

Books and Records.  After the date hereof, Parent and Sub shall permit Target and its authorized representatives, in connection with (i) the preparation of Target’s tax returns, (ii) the determination or enforcement of FHVHC’s rights and obligations under this Agreement, (iii) FHVHC’s compliance with the requirements of any governmental or quasi-governmental authority or body or (iv) the matters described in paragraph (c) below, to have reasonable access during normal business hours to the Books and Records relating to the operation of the Business prior to the Closing Date.

8.3

Related Transactions.  [Reserved]

8.4

Announcing Report.  Contemporaneous with or prior to the earlier of (i) Parent’s first public announcement of the transactions contemplated hereby and (ii) 5:30 p.m. (New York City time) on the fourth (4th) business day following the Closing Date, Parent shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act, including any required financial statements (the “Announcing Form 8-K”).  Parent shall not make any public announcement regarding the transactions contemplated hereby prior to the Closing, unless otherwise required by the rules and regulations of the SEC or other authority.

8.5

Ordinary Course.  At all times from and after the date hereof until the Closing Date, Parent covenants and agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that FHVHC shall otherwise consent in writing) Parent and each of its subsidiaries shall conduct its businesses only in, and none of Parent and such subsidiaries shall take any action except in, the ordinary course consistent with past practice.

8.6

Elimination of Liabilities.  Except as set forth in Schedule 8.6, Parent shall cause the cumulative obligations and liabilities of Parent and Sub immediately prior to the Effective Time to consist solely of the liabilities for legal expenses and escrow fees in an amount not to exceed $500.  Parent shall cause all other obligations and liabilities of Parent and Sub to be satisfied or assumed by a third party (together with appropriate releases or indemnities in favor of Parent and Sub), in form and substance satisfactory to Target and its counsel, immediately prior to the Effective Time.

8.7

Post-Closing Equity Plan.  Following the Closing Parent may adopt a stock equity plan (the “Equity Plan”) containing such terms and provisions as Parent’s board of directors may deem to be in the best interests of Parent. The Equity Plan shall be for the benefit of employees, directors and consultants of Parent and the LLC, provided that grants under the Equity Plan shall not in the aggregate exceed 2,600,000 shares of common stock, and provided further that all shares or other securities granted under the Equity Plan shall be “locked up” and not be permitted to be sold or transferred for a period that shall terminate not earlier than the date that is the one year anniversary of the Closing.

Section 9.

Indemnification.

9.1

Indemnity Agreement of Target.  Subject to the provisions and limitations of this Section 9, FHVHC, for itself, its successors and assigns, agrees to indemnify and save harmless each of Parent and Sub and its respective officers, directors, representatives, and agents from and against:

(a)

Failure to Perform Obligations.  Any Event of Loss (as defined below) or Loss (as defined below) arising as a result of FHVHC’s failure to perform or discharge any of its duties or obligations to be performed by Target hereunder prior to the Closing Date; and

(b)

Breach of Representation Warranty or Covenant.  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of FHVHC set forth in this Agreement.

9.2

Indemnity Agreement of Parent and Sub.  Subject to the provisions and limitations of this Section 9, each of Parent and Sub, for itself, its successors and assigns, agrees to indemnify and save harmless FHVHC from and against:

(a)

Failure to Perform Obligations.  Any Event of Loss or Loss arising as a result of Parent’s or Sub’s failure to discharge or perform any duties or obligations to be performed by Parent or Sub hereunder prior to the Closing Date; and

(b)

Breach of Representation, Warranty or Covenant.  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of Parent or Sub set forth in this Agreement.

9.3

Definition of “Loss”.  Any party to this Agreement against which indemnification may be sought pursuant to this Section 9 shall be herein called an “Indemnifying Party,” and any person entitled to indemnification pursuant to this Section 9 shall be herein called an “Indemnified Party.”  The occurrence of an event which may result in a loss, cost, expense or liability of an Indemnified Party hereunder as to which the Indemnifying Party shall have received notice from the Indemnified Party shall be herein called an “Event of Loss,” and the amount of any loss, cost, expense or liability of any kind whatsoever (including legal fees and disbursements incurred in connection therewith) incurred by an Indemnified Party shall be herein called a “Loss;” provided, however, that for purposes of computing the amount of Loss incurred by any Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds (other than self-insurance) directly or indirectly received by such Indemnified Party in connection with such Loss or the circumstances giving rise thereto.

Upon payment by an Indemnified Party of any Loss, the Indemnifying Party shall discharge its obligation to indemnify the Indemnified Party against such Loss by paying to the Indemnified Party an amount that, on an after-tax basis reflecting the hypothetical tax consequences, if any, of the receipt of such amount, shall be equal to the hypothetical after-tax amount of such Loss by taking into account the hypothetical tax consequences, if any, to the Indemnified Party of the payment of such Loss.  For purposes of this Section 9, references to “after-tax basis,” “hypothetical” tax consequences and “hypothetical” after-tax amount refer to calculations of foreign, federal, state and local tax at the maximum statutory rate (or rates, in the case of an item of income or deduction taxable or deductible for purposes of more than one tax) applicable to the Indemnified Party for the relevant year, after taking into account, for example, the effect of deductions available for other taxes such as state and local income taxes, which effect would similarly be calculated on the basis of the maximum statutory rate (or rates) of the tax (or taxes) for which such deduction was available.

9.4

Insurance Proceeds Received After Indemnification.  Each party agrees that, if it receives any payments from the other party hereto with respect to any Loss pursuant to this Section 9 and subsequently such party receives any amount of insurance proceeds (other than from self-insurance) in connection with any such Loss or the circumstances giving rise thereto, such party agrees to promptly deliver or cause to be delivered the amount of such insurance proceeds to the party that made such indemnification payments pursuant to this Section 9; provided, however, a party shall not be required to pay (or cause to be paid) to the other party an amount of insurance proceeds in excess of the payment in respect of the related Loss paid by the Indemnifying Party.

9.5

Deductible Amount and Time Period.  An Indemnifying Party shall not be required to make any indemnification payments hereunder for which such Indemnifying Party would otherwise be liable under this Section 9 until (and then only to the extent that) the total of all amounts to which, but for the provisions of this sentence, the Indemnified Party would be entitled pursuant to this Section 9 with respect to all Losses actually exceeds $25,000; provided, however, that the limitations on liability set forth in this sentence shall not be applicable to (i) any claim against an Indemnifying Party alleging fraudulent misrepresentation or (ii) any payments to be made by the Indemnifying Party pursuant to any provision of this Agreement (other than those set forth in this Section 9) or any provision of the instruments of assumption referred to herein.

Notwithstanding anything in this Section 9 to the contrary, the Indemnifying Party shall have (i) no liability for any Loss arising out of claims of a person not a party or an affiliate of a party to this Agreement as to which the Indemnifying Party shall not have received notice within six years from the Closing Date and (ii) no liability for any Loss arising out of claims under this Agreement (other than those referred to in clause (i) of this sentence) as to which the Indemnifying Party shall not have received notice within four years from the Closing Date.

9.6

Defense of Claims.  In case any legal action shall be commenced or threatened (provided that in the case of a threatened legal action the Indemnified Party believes in good faith that an indemnifiable Loss is likely to occur) against an Indemnified Party which could result in a Loss, the Indemnified Party shall promptly notify the Indemnifying Party in writing.  After receipt of any such notice, the Indemnifying Party shall have the right, exercisable by written notice of exercise to the Indemnified Party promptly after receipt of the notice provided for in the next preceding sentence, (A) to participate in and (B) assume (and control) the defense of such action, at its own expense and with its own counsel, provided such counsel is satisfactory to the Indemnified Party.  If the Indemnifying Party elects to assume the defense of such action, the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action.  The Indemnified Party shall have the right to participate in (but not control) the defense of any such action, but the fees and expenses of counsel for the Indemnified Party shall be at its own expense except as set forth in the following sentence.  The Indemnifying Party shall bear the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnified Party shall have retained such counsel due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, (ii) the Indemnifying Party shall not elect to assume the defense of the action, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnifying Party in connection with its assumption of the defense of the action within a reasonable time after notice pursuant to the first sentence of this paragraph is delivered to the effect that such action has been commenced or is threatened, or (iv) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party to handle the defense of the action at the expense of the Indemnifying Party.  In no event will the Indemnifying Party be liable for any settlement or admission of liability with respect to any action without its prior written consent, which shall not be unreasonably withheld, but if settled with such consent, the Indemnifying Party shall be liable therefor, subject to the limitations set forth in this Section 9.  The Indemnifying Party may not settle any liability or claim subject to indemnification pursuant to this Section 9 without the consent of the Indemnified Party and on any basis that does not provide for a full release of the Indemnified Party.  Any participation in, or assumption of the defense of, any action by an Indemnifying Party shall be without prejudice to the right of the Indemnifying Party, and shall not be construed as a waiver of its right to deny the obligation to indemnify the Indemnified Party.  The giving of notice, as above provided, of a loss, damage, cost or expense claimed to be indemnifiable hereunder, to exercise the right, as the same is provided (and limited) herein, to participate in and assume control of the defense against such claim, shall be a prerequisite to any obligation to indemnify; provided, however, that the Indemnified Party’s rights pursuant to this Section 9 shall not be forfeited by reason of a failure to give such notice or to cooperate in the defense to the extent such failure does not have a material and adverse effect on the defense of such matter.  Notwithstanding any of the above, Parent shall have control of any action arising from a tax claim to the extent such claim is reflected on Parent’s tax returns.

9.7

Payment of Loss; Subrogation.  Any Loss for which an Indemnified Party is entitled to payment hereunder shall be paid by the Indemnifying Party upon written demand by the Indemnified Party.  The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any Loss paid by the Indemnifying Party under this Section 9.  The Indemnified Party shall cooperate with the

Indemnifying Party to a reasonable extent, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claims against such other persons.

9.8

Notice of Event of Loss.  Each party agrees that it will give notice to the other party hereunder promptly, but in no event later than 30 days, after the receipt by one of its responsible officers of knowledge of a state of facts which, if not corrected, would be an Event of Loss hereunder.  Each party shall make available to the other party and its counsel and accountants, at reasonable times and for reasonable periods, during normal business hours, all books and records of such party relating to any such possible Event of Loss, and each party will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate prosecution of the defense of any suit, claim or proceeding based upon such state of facts.

Section 10.

Termination of Agreement.  This Agreement and the transactions contemplated hereby may be terminated in the following manner:

10.1

This Agreement may be terminated at any time before Closing by the mutual consent of the Board of Directors of Parent (on behalf of Parent and Sub) and the Board of Directors of FHVHC.

10.2

Parent (on behalf of Parent and Sub) may terminate this Agreement, at its sole option, if the Closing has not occurred by July 31, 2013.

10.3

FHVHC may terminate this Agreement, at its sole option, if the Closing has not occurred by July 31, 2013.

10.4

Either Parent or FHVHC may terminate this Agreement prior to Closing if:

(a)

the other (with Parent and Sub being one party for this purpose) breaches its representations, warranties or covenants herein in any material respect; or

(b)

any event occurs or fails to occur which renders impracticable satisfaction of any of the conditions to its respective obligations under Sections 6 or 7 hereof.

10.5

Upon termination of this Agreement as provided for above and notwithstanding any other provision of this Agreement, none of the parties hereto shall have any further rights or obligations hereunder.  In the event of the termination of this Agreement pursuant to the preceding sentence, the provisions set forth in the first sentence of Section 11.1 and in Section 11.4 shall survive such termination.

10.6

Written notice of termination of this Agreement, as provided for in this Section 10, shall be given by the party so terminating to the other party hereto, in accordance with the provisions of Section 11.12 hereof.

Section 11.

Miscellaneous Provisions.

11.1

Expenses.  Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to the origination, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including all legal and accounting fees and disbursements.

11.2

Payment and Expenses of Other Parties.  Target, Parent and Sub agree that if subsequent to the Closing Date any of them shall receive any payment due to another party each shall promptly remit the same to the other (net of any tax imposed upon either party in respect of the receipt of such payment), and if any party shall pay any obligations of the other not assumed by it hereunder, the payment shall be for the account of the party to whom the obligation relates and such party shall promptly reimburse the other party for any such payment.

11.3

Annexes and Schedules.  The Annexes and Schedules attached hereto are incorporated herein and made a part hereof for all purposes.  As used herein, the expression “this Agreement” means the body of this Agreement and such Annexes and Schedules; and the expressions “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and such Annexes and Schedules as a whole and not to any particular part or subdivision thereof.

11.4

Survival of Obligations.  Subject to the applicable limitations of Section 10 above, the respective representations, warranties, covenants and agreements of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect after the Closing Date.

11.5

Amendments and Waivers.  Except as otherwise specifically stated herein, any provision of this Agreement may be amended by, and only by, a written instrument executed by Parent on one part (acting as a single party for purposes of this Section 11.5 with Sub) and FHVHC on another part.  FHVHC may extend the time for or waive the performance of any obligation of Parent or Sub, waive any inaccuracies in the representations or warranties by Parent or Sub or waive compliance by Parent or Sub with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by FHVHC.  Parent may extend the time for or waive the performance of any obligations of FHVHC, waive any inaccuracies in the representations or warranties by Target, or waive compliance by Target with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by Parent.

11.6

Further Assurances.  From and after the Closing Date, the parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

11.7

Public Statements.  Except as may be required by law, none of Target, Parent or Sub shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the others with a written copy of the text of such release or statement and obtaining the consent of the other (with Parent acting on behalf of itself and Sub) respecting such release or statement.

11.8

Confidentiality.  If the transactions contemplated by this Agreement shall be consummated, (i) Target shall keep this Agreement, the terms hereof, and all documents and information relating to this Agreement and to the Business confidential, except as may be required by law and (ii) Parent and Sub shall keep this Agreement, the terms hereof, and all documents and information received from Target, to the extent they relate to anything other than the Business, confidential, except as may be required by law.  In the event that the transactions contemplated by this Agreement shall not be consummated, each party (with Parent acting on behalf of itself and Sub as a single party for purposes of this Section 11.8) (i) shall return to the other party all such documents and written information as it shall have received from the other party in connection with this Agreement, (ii) shall treat such documents and information as confidential, and (iii) shall not disclose or utilize, and shall use its best efforts to prevent any of its employees from disclosing or utilizing, such documents and information.  However, in any event, the restrictions of this Section 11.8 shall not apply (i) in the case of Parent, to any document or information if such document or information (A) was already known to Parent, as evidenced by Parent’s written records, prior to the receipt of such document or information from FHVHC, (B) was publicly available at the time of the disclosure of such document or information by Target to Parent or subsequently became publicly available through no fault of Parent, or (C) was approved for public disclosure by the written authorization of Target and (ii) in the case of Target, to any document or information, if such document or information (A) was publicly available at the time of disclosure of such document or information by Target to Parent or subsequently became available through no fault of FHVHC or (B) was approved for public disclosure by the written authorization of Parent.  Notwithstanding any termination of this Agreement, the parties’ obligations under this Section 11.8 shall continue and survive such termination for a period of five years from the date hereof as to Parent and through date of liquidation for Target.

11.9

Parties Bound.  This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns.  The respective rights and obligations of any party hereto shall not be assignable without the consent of the other parties except that any and all obligations, duties, liabilities, rights and benefits owing to Parent or Sub or to be performed by Parent or Sub may be assigned to, and thereafter assumed and performed or received by, any corporation or partnership (designated by Parent by notice to FHVHC) of which 100% of the capital stock or equity interests are owned directly or indirectly by Parent or any corporation or partnership which owns directly or indirectly 100% of the capital stock of Parent, or a limited partnership of which Parent or a wholly-owned subsidiary of Parent is the sole general partner; provided, however, that Parent or Sub, as applicable, will be liable for all obligations of Parent or Sub, as applicable, to be performed hereunder to the extent not performed by such corporation or partnership in accordance with the terms hereof.

11.10

Governing Law.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California.

11.11

Remedies.  Each party recognizes that money damages may be inadequate to compensate a party for a breach by the other party of its obligations under this Agreement, and each party agrees that in the event of such a breach non-breaching party may apply for an injunction of specific performance or the granting of such other equitable remedies as may be awarded by a court of competent jurisdiction in order to afford the non-breaching party the benefits of this Agreement and that the breaching party shall not object to such application, entry of such injunction or granting of such other equitable remedies on the ground that money damages will be sufficient to compensate the non-breaching party.

11.12

Notices.  Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the day actually received or on the close of business on the second business day next following the day when deposited in the United States mail, postage prepaid, certified or registered, addressed to the party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing, with copies sent to the persons indicated:

If to Target:

FHV Holdings Corp.9605 Scranton Road, Suite 350

San Diego, California 92121

Attention:   Chief Executive Officer

With a copy (which shall not constitute notice) to:

The Law Offices of Aaron A. Grunfeld & Associates

1100 Glendon Avenue, Suite 850

Los Angeles, California 90024

Attention:  Aaron A. Grunfeld

If to Parent or Sub:

Green 4 Media, Inc.

PO Box 1108

Kamuela, Hawaii 96743

Attention: Daniel Duval, President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Parsons/Burnett/Bjordahl/Hume, LLP

1850 Skyline Tower

10900 NE 4th St.

Bellevue, Washington  98004

James Parsons, Esq.

11.13

Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate.

11.14

Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof.

11.15

Invalid Provisions.  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.16

Accounting Terms.  Unless otherwise specified or agreed to in writing by the parties hereto, all accounting terms used in this Agreement shall be interpreted in accordance with United States generally accepted accounting principles applied on a consistent basis.

11.17

Entirety of Agreement.  This Agreement contains the entire agreement between the parties.  No representation, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.  This Agreement replaces and supersedes in its entirety the Term Sheet.

11.18

Currency.  All dollar amounts stated herein, unless otherwise specified, are stated in United States currency.

11.19

Brokerage and Finder’s Fees.  Each party hereto agrees to pay all expenses and fees it has incurred to the extent that it has engaged a broker or finder in connection with this transaction and further agrees to indemnify and save the other party hereto harmless from any claims by any such brokers or finders in connection with the Reorganization and the other transactions contemplated by this Agreement.

11.20

Bulk Transfer Laws. Parent acknowledges that Target will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

11.21

Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word ‘‘including’’ shall mean including without limitation.

11.22

Multiple Counterparts; Facsimile Signature; Effectiveness.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement.  This Agreement may be executed by facsimile signature, each of which shall be deemed an original for all purposes hereof.  This Agreement shall become effective when executed and delivered by the parties hereto.

(remainder of page intentionally left blank – signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Reorganization and Acquisition Agreement as of the date first above written.

PARENT:

GREEN 4 MEDIA, INC.

By:

Daniel Duval, President and Chief Executive Officer

SUB:

FHV  ACQUISITION CORP.

By:

Daniel Duval, President and, Chief Executive Officer

TARGET:

FHV HOLDINGS CORP.

By:

, Chief Executive Officer

1

INDEX OF SCHEDULES

TO

REORGANIZATION AND ASSET ACQUISITION AGREEMENT by and among

Green 4 Media, Inc.

FHV Acquisition Corp.,

and

FHV Holdings Corp.

FHV Holdings Corp. (“Target” or “FHV”) Schedules

Schedule

Title

1.1

Acquired Assets.
3.8

No Adverse Change.
3.9

Title to Assets.

3.11

Litigation.
3.14

ERISA

.
3.15

Employee Plans.

3.16

Certain Payments.

3.19

Patents, Licenses and Permits.
3.20

Trademarks, Tradenames, etc.
3.22

No Material Undisclosed Liabilities.

3.23

Absence of Certain Events.
3.24

Tax Returns and Tax Liabilities.
3.25

Officers and Employees

Green 4 Media, Inc. ("GEEM") Schedules

4.6

Capitalization.
4.9

Litigation.
4.13

Absence of Undisclosed Liabilities.
4.14

Tax Returns and Tax Liabilities.

6.8

Capitalization Assumptions

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 1.1

‘‘Acquired Assets’’ means all of the right, title, and interest that Target possesses and has the right to transfer in and to all of its assets,  including all of its (a) owned real property and leased real property, (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present, and future interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, liens, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities (including the capital stock in its subsidiaries), (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (k) all cash ,and (l) all ownership of Fresh Healthy Vending, LLC including any liability of Fresh Healthy Vending, LLC for unpaid income and other taxes accrued or incurred as of the Closing;  provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Target as a corporation, or (ii) all or (iii) any of the rights of Target under this Agreement (or under any side agreement between Target on the one hand and Parent on the other hand entered into on or after the date of this Agreement).

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.8

No Adverse Change

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.9

Title to Assets

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.11

Litigation

1.

Action initiated by the Department of Financial Institutions, Securities Division, of the State of Washington – FHV has signed a Consent Decree, paid $5,000 to the Securities Division and without admitting or denying facts or conclusions agreed not to violate the Washington Investment Protection Act.

2.

Action initiated by the Department of Corporations of the State of California. On March 18, 2013, FHV entered into settlement agreement with the State of California, Department of Corporations (the “DOC”). The DOC alleged that FHV made inaccurate and incomplete disclosures in its 2010 and 2011 Franchise Disclosure Documents regarding its business experience and the business experience of its directors and managers, regarding the litigation history of Mr. Trotter and Mr. Yates, and regarding the bankruptcy history of Mr. Trotter and Mr. Yates, and sold franchise in the State of California without proper Franchise Disclosure Documents. As part of the Consent Decree, FHV agreed to offer its California franchisees the right to rescind their Franchise Agreements, to pay to the California franchisees who accepted offer of rescission, a refund of their initial franchise fees and the depreciated market value of their vending machines in exchange for the termination of their Franchise Agreements and the return of their vending machines.

3.

Claims asserted by franchisee, DRZ Vending – these discussions are pending and no litigation has been filed.

4.

FHVHC has additional exposure in California in regard to the sale of three franchises in latter half of 2012. If each of the three franchises accepts an offer of rescission, FHV could be required to refund amounts that in aggregate could reach approximately $208,000 although management believes that the actual amount is not likely to exceed $57,000.

FHV from time to time and in the ordinary course of its business may be subject to claims, litigation and proceedings initiated by regulators and others. There are from time to time other communications from or on behalf of franchisees making claims, requests of rescission or other relief. No assurance can be given that other litigations or proceedings will not result from these communications.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.14

ERISA

None.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.15

Employee Plans

None.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.16

Certain Payments

None.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.19

Patents, Licenses and Permits

City of San Diego Business Tax Certificate

State of California Board of Equalization – Seller’s Permit

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.20

Trademarks, Tradenames, etc.

Canada Trademark Approval – No. 1498299

Canada Trademark Approval – No. 1499062

US Trademark Registration – No. 3,963,761

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.22

No Material Undisclosed Liabilities

None.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.23

Absence of Certain Events

For information regarding this item and generally to a description of FHV’s history of litigation and franchise activity, please see Franchise Disclosure Document dated April 1, 2013, a copy of which has been made available to GEEM.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.24

Tax Returns and Tax Liabilities

Target and Fresh Healthy Vending LLC, a California limited liability company, are filers of tax returns, but as a pass through entities under the Internal Revenue Code not a payer of taxes. Target and Fresh Healthy Vending LLC have filed tax returns or obtained extensions from filing as may have been appropriate.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 3.25

Officers and Employees

Alex Kennedy – interim Chief Executive Officer

Jonathan Shultz – Chief Financial Officer

Lisa Komoroczy – Controller

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 4.6

Capitalization

The Capitalization of Parent is as set forth in its SEC filings.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 4.9

Litigation

None.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 4.13

Absence of Undisclosed Liabilities

There are no undisclosed liabilities; all liabilities of Parent are set for in Parent’s SEC filings.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 4.14

Tax Returns and Tax Liabilities

GEEM has timely filed all tax returns or has filed them subject to extensions timely obtained. GEEM has no Federal, State or other tax liabilities that are owing.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement

Schedule 6.8

Capitalization Assumptions

FHVHC Shareholders, including other investors at Closing, shall own in the aggregate not less than 75.52% of Parent. This percentage assumes that (i) 15,648,278 shares are being issued to Target on Closing, (ii) an additional 3,023,136 shares are being issued to a limited number of investors who are acquiring those shares at Closing, and that (iii) thereafter a total of 25,382,611 shares will be issued thereafter, all after giving effect to the Stock Split.

Schedules to Reorganization and Asset Acquisition Agreement

FHV Holdings Crop./ Green 5 Media, Inc.

Reorganization and Asset Acquisition Agreement